EXHIBIT 99.1


CONTACT: Jacqueline Hanson
         Corporate Communications
         Net Perceptions, Inc.
         952-842-5063
         After hrs:  612-385-3949 jhanson@netperceptions.com

         Tom Donnelly
         Chief Financial Officer
         Net Perceptions, Inc.
         952-842-5400
         tdonnelly@netperceptions.com


           NET PERCEPTIONS ANNOUNCES FIRST QUARTER EXPECTATIONS,
                 CONSOLIDATION AND WORKFORCE RESTRUCTURING

MINNEAPOLIS - (March 22, 2001) - Net Perceptions, Inc. (Nasdaq: NETP) today announced that the company expects to report revenues for the quarter ending March 31, 2001 ranging between $2.5 million and $3.5 million.

      The company also announced that it will reduce its workforce by approximately 46 percent, or a total of 124 positions, and that it will be consolidating various company facilities. After the reductions, Net Perceptions will have 145 employees. These actions will result in a first quarter restructuring charge of between $9 million and $11 million.

      Net Perceptions said it expects to report a net loss for the first quarter of between $11.5 million and $12.5 million, or ($0.42) to ($0.46) per share before the amortization of intangibles, stock compensation expense and restructuring charges. These results compare with revenues of $9.5 million in the first quarter of 2000, and a net loss of $3.8 million, or ($0.17) per share, before the amortization of intangibles and stock compensation expense.

      "Though we continue to have strong results with our installed customers, we are seeing customers defer purchase decisions as a result of the current economic uncertainty," said Steven Snyder, Net Perceptions president and chief executive officer. "We are disappointed with our expected first quarter results and recognize the need to take immediate action."

      The company said it would provide more information related to the quarter at its regular quarterly conference call scheduled for April 24, 2001.


ABOUT NET PERCEPTIONS
Net Perceptions is a leading provider of precision merchandising and personalization infrastructure software that allows companies to translate insight into profitable business action. Its Commerce Solutions products enable companies to capitalize on business information and optimize product assortments, pricing and customer relationships. Customers include market leaders such as Best Buy, GUS, JC Penney, Kmart and Tesco. For more information visit http://www.netperceptions.com or call 800-466-0711.

Net Perceptions and its logo are registered trademarks of Net Perceptions. All other trademarks are the property of their respective owners. This news release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the company's limited operating history, delays in product development, development of the Internet market, changes in product pricing policies, competitive pressures, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the U.S. Securities and Exchange Commission.